Exhibit 10.1
FIRST AMENDMENT TO
THE OXFORD INDUSTRIES, INC.
EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated Effective January 1, 2005
          Pursuant to Sections 10(a) and 13 of the Oxford Industries, Inc. Employee Stock Purchase Plan (the “Plan”) and at the direction of the Nominating, Compensation and Governance Committee of the Board of Directors, Oxford Industries, Inc. (the “Company”) hereby amends the Plan as follows:
1.
          Effective as of July 1, 2005, Section 4(a) of the Plan shall be amended to read as follows:
“(a) Eligible Employees. Any person who, as of an Offering Date in a given Purchase Period, has been an Employee for a period of at least 90 days will be eligible to participate in the Plan for that Purchase Period, subject to the requirements of Section 5 and the limitations imposed by Code Section 423(b).”
2.
          Effective as of January 1, 2005, Section 4(b) of the Plan shall be amended to clarify such provision as follows:
“(b) Five Percent Shareholders. Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if, immediately after the Offering Date, the Employee (or any other persons whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.”
3.
          Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the date set forth below.

OXFORD INDUSTRIES, INC.

By:

Date: